Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-          ) pertaining to the Groupon, Inc. 2011 Incentive Plan, Groupon, Inc. 2010 Stock Plan, and Groupon, Inc. 2008 Stock Plan of our reports dated June 2, 2011 (except for Note 2, as to which the date is October 20, 2011 and the “Stock Splits” section of Note 3, as to which the date is  October 31, 2011), with respect to the consolidated financial statements and schedule of Groupon, Inc. included in its Prospectus filed with the Securities and Exchange Commission on November 7, 2011 pursuant to Rule 424(b) under the Securities Act of 1933 relating to Groupon, Inc.’s Registration Statement (Form S-1 No. 333-174661).

/s/ Ernst & Young LLP

Chicago, Illinois

November 7, 2011